EXHIBIT 99

[Investor Name],

VetaNova, Inc. and VetaNova Solar Partners, LLC, (“VetaNova”) expect to build and operate hyper-efficient, PV Solar-powered vertical greenhouses. VetaNova is conducting a $5,000,000 private placement, the proceeds of which will be used to build and operate a solar field and retrofit an existing greenhouse for producing premium fruits and vegetables to be sold wholesale to local grocery chains and restaurant food providers. PV solar projects provide investors with significant tax benefits.

The securities offered will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

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